EXHIBIT 10.1

[SEALED AIR LETTERHEAD]

December [ • ], 2025

Re: Repayment Agreement

Dear [ • ]:

In connection with the transactions contemplated by that certain Agreement and Plan of Merger by and among Sword Purchaser, LLC, Sword Merger Sub, Inc. and Sealed Air Corporation (the “Company”), dated as of November 16, 2025 (the “Merger Agreement”), you may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”). Pursuant to the Merger Agreement and associated Company Disclosure Letter, the Company is permitted to take certain steps to mitigate the potential impact of Sections 280G and 4999 of the Code (the “280G Mitigation”).

In connection with the 280G Mitigation, the Company has determined to (i) advance the payment of your 2025 Annual Incentive Program (“AIP”) bonus in the amount of $[ • ] (less applicable taxes and withholdings) based on an estimate of performance achievement of 90% of target, to be paid on December [ • ], 2025 (the “2025 AIP Advance Bonus”), and (ii) accelerate the vesting of [ • ] shares subject to your time-based Restricted Stock Unit award which were scheduled to vest during the 2026 calendar year under the Company’s 2014 Omnibus Incentive Plan (the “Plan”), with such acceleration effective as of December [ • ], 2025 (the “Accelerated RSUs”).

You and the Company hereby acknowledge and agree to the following:

1. AIP Bonus:

a. If the amount of your 2025 AIP bonus based on actual achievement of the performance goals (as determined by the Company’s Compensation Committee) (the “Actual AIP Bonus”) exceeds the amount of the 2025 AIP Advance Bonus, the Company will pay such excess amount (less applicable taxes and withholdings) to you at the same time 2025 AIP bonuses are paid to the Company’s employees generally. If the Actual AIP Bonus is less than the 2025 AIP Advance Bonus, you will repay to the Company the excess (if any) of the after-tax portion of the 2025 AIP Advance Bonus over the Actual AIP Bonus (with the Actual AIP Bonus calculated on an after-tax basis assuming the Actual AIP Bonus had actually been paid to you at the same time that the 2025 AIP bonuses are ordinarily paid) within 30 business days following the date that the Company makes such determination and notifies you of the applicable repayment amount.

b. In addition, you hereby agree that you will promptly repay the net after-tax amount of such 2025 AIP Advance Bonus in the event you resign from employment without “Good Reason” or are terminated for “Cause” (each as defined in the Company’s Executive Severance Plan) prior to the date AIP bonuses are paid to employees generally in 2026, with such repayment to occur within 30 business days following such termination.

2. Accelerated RSUs.

a. In the event (i) of your Separation from Service (as defined in the Plan) for any reason other than due to your death or Disability (as defined in the Plan) prior to the consummation of the transactions contemplated by the Merger Agreement (the “Closing”) and prior to the date on which the applicable portion of the Accelerated RSUs otherwise would have vested or (ii) you resign from employment without “Good Reason” or are terminated for “Cause” (each as defined in the applicable award agreement pursuant to which the Accelerated RSUs were granted) following the Closing but prior to the date on which the applicable portion of the Accelerated RSUs otherwise would have vested in accordance with their terms, then you agree that (x) you shall immediately forfeit any net after-tax shares of Stock (as defined in the Plan) received on settlement of the Accelerated RSUs (the “RSU Shares”) to the extent you still hold such RSU Shares and, to the extent you have transferred, sold or otherwise disposed of any such RSU Shares (including, for the avoidance of doubt, in connection with the Closing), you shall promptly repay to the Company an amount equal to the Fair Market Value (as defined in the Plan) of such RSU Shares as of the date of such transfer, sale or disposition, with such repayment to occur within 30 business days following such termination. For the avoidance of doubt, if you resign from employment for “Good Reason” or are terminated without “Cause” following the Closing or if your termination occurs due to your death or Disability, you shall not be obligated to repay or forfeit any RSU Shares or the Fair Market Value of such RSU Shares as of the date of any such transfer, sale or disposition.

In the event of any default by you in the repayment obligations described above, to the extent permitted by applicable law, in addition to any other remedy which may be available at law or in equity, the Company reserves the right to reduce any payments due to you from the Company or any subsidiary following the termination of your employment to satisfy any such repayment obligations.

This letter may be delivered electronically and may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. This letter shall be governed by and construed and enforced in accordance with North Carolina law without regard to the conflict of laws provisions thereof. This letter constitutes the entire agreement between you and the Company with regard to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, between the parties with respect to the subject matter herein. This letter may be amended or modified only with the written consent of you and the Company.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing below.

Sincerely,

By: [ • ]
Its: [ • ]

Agreed and Acknowledged:

Name: [ • ]